Exhibit (n.4)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTAL FINANCIAL INFORMATION

To the Board of Directors and Shareholders of

SuRo Capital Corp.:

We have audited the consolidated statements of assets and liabilities of SuRo Capital Corp. and subsidiaries (the ”Company”), including the consolidated schedules of investments, as of December 31, 2018, and the related consolidated statements of operations, cash flows, and changes in net assets for each of the two years in the period ended December 31, 2018, and financial highlights (presented in Note 8) for each of the four years in the period then ended, and the related notes, and have issued our report thereon dated April 17, 2019, which contained an unqualified opinion on those consolidated financial statements. The supplemental financial information set forth under the heading “Senior Securities” as of December 31, 2018, 2017, 2016 and 2015, appearing on page 23 of the Prospectus has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The supplemental financial information is the responsibility of the Company’s management. Our audit procedures included determining whether the supplemental financial information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental financial information. In our opinion, such financial information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

July 2, 2020